EXHIBIT 21.1
SUBSIDIARY
OF
DOUBLE EAGLE PETROLEUM CO.
Wholly-owned subsidiary of Double Eagle Petroleum Co., a Maryland corporation:
Eastern Washakie Midstream LLC